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                                                                     Exhibit 2.2


                                LICENSE AGREEMENT

         This License Agreement (the "Agreement") is made by and between Apogee Enterprises, Inc. ("Licensor"), a Minnesota corporation and CH Holdings, Inc. ("Licensee"), a Missouri corporation as of the Effective Date (as defined below).

                              STATEMENT OF PURPOSE

         WHEREAS, Licensor and Licensee are in negotiations regarding Licensee's proposed acquisition ("Acquisition") of all of the outstanding capital stock of a subsidiary of Licensor, Harmon, Ltd., a Minnesota corporation, engaged in the architectural and other curtainwall business, including but not limited to the promotion, sale, design, engineering, project management, provision of materials and installation, within the United States, of standard and custom curtainwall systems to the non-residential construction market (the "Business");

         WHEREAS, Licensor owns certain registered and unregistered trademarks, service marks and trade names identified in the attached Exhibit A, and has acquired public recognition and goodwill through the use of such marks and names;

         WHEREAS, Licensee recognizes the goodwill appurtenant to the use of the marks and names identified in the attached Exhibit A and, in connection with the proposed Acquisition of the Business, desires to obtain a perpetual, exclusive, royalty-free, license to utilize such marks and names as provided herein; and

         WHEREAS, Licensor is willing to grant such license under the terms and conditions of this Agreement.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the above premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows.

                                  ARTICLE I.
                                  DEFINITIONS

         1.1 "Effective Date" shall mean the Effective Date as such term is defined in the Stock Purchase Agreement.

         1.2 "Licensed Marks" shall mean those trademarks, service marks and trade names identified on the attached Exhibit A, together with any application for registration of a Licensed Mark which may have been filed by Licensor and any registrations covering a Licensed Mark which may be issued to Licensor, whether state or federal, and any marks and names added

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pursuant to Section 2.2. For a period of six (6) months from the Effective Date,
Licensed Marks shall also include the stylized "H" logo, provided that Licensee shall make no new usages of the logo but may only continue existing usages of the logo, such as on trucks, hard hats, and preexisting promotional materials. Thereafter, Licensed Marks expressly exclude the stylized "H" logo.

         1.3 "Licensed Uses" shall mean the use of the Licensed Marks in the United States in connection with the Business, but no other uses.

         1.4 "Minimum Quality Requirement" shall mean the level of quality deemed by Licensor to be consistent with the quality standards that consumers have come to reasonably expect from products or services bearing or associated with the Licensed Marks (i.e., products and services consistent with Licensor's specifications, bills of material, quality standards and related documentation for products and services of the type covered by the Licensed Uses) as of the Effective Date.

         1.5 "Security Agreement" shall mean that certain Subordinated Loan and Security Agreement by and between the parties dated as of April 9, 1999.

         1.6 "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement by and between the parties dated as of April 9, 1999.

                                  ARTICLE II.
                                 LICENSE GRANT

         2.1 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee a perpetual, exclusive, royalty-free right and license to utilize the Licensed Marks as a trademark, service mark, trade name or corporate name solely in connection with Licensed Uses meeting the Minimum Quality Requirements.

         2.2 If Licensee or any of its Sublicensees (as defined in Section 3.1) wishes to use new trademarks, service marks, trade names, or corporate names in connection with Licensed Uses which include or incorporate any of the Licensed Marks ("Combination Marks"), then each such Combination Mark shall automatically be deemed to be a "Licensed Mark" as defined here and all rights, licenses and obligations applicable to Licensed Marks hereunder shall automatically extend and apply to such Combination Marks. The preceding sentence shall remain in effect until Licensee pays in full all amounts due to Licensor under the Stock Purchase Agreement and the Security Interest (as that term is defined in the Security Agreement) is terminated. Thereafter, Licensor agrees to assign all right, title and interest in any Combination Marks to Licensee and shall without further consideration but at the expense of Licensee, execute any additional documents that may be necessary to effect this transfer, provided that the portion of any Combination Mark containing an original Licensed Mark shall still be subject to the terms and conditions of this License Agreement. Notwithstanding the foregoing language of this Section 2.2, Licensee agrees that it will not create any Combination Marks that also contain the terms "Glass," "Auto Glass," "Full Service," "Solutions", or any derivations thereof.

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         2.3 Licensor reserves and retains the right to use the Licensed Marks for goods and services that exclude the Licensed Uses, including without limitation all usages permitted by that certain Noncompetition Agreement dated April 9, 1999 between the parties.

                                 ARTICLE III.
                                TRANSFERABILITY

         3.1 Except as provided herein, Licensee shall grant no sublicenses under this Agreement. The license granted to Licensee is personal, and no rights hereunder may be transferred by Licensee without the express written approval of Licensor; provided, however, that this Agreement may be assigned by Licensee to a successor of all of the assets of Licensee. Licensee may sublicense its rights to a division, subsidiary, partnership or affiliate of the Licensee whereby the Licensee has a majority interest therein (collectively, "Sublicensees"); provided, however, that Licensee shall police the requirements of Article V of this Agreement with respect to such Sublicensees and that any breach of this Agreement by a Sublicensee shall be deemed to be a breach of this Agreement by Licensee.

         3.2 All rights reserved by Licensor in this Agreement shall inure to the benefit of Licensor, its successors, assigns or purchasers, including, without limitation, any business entity resulting from a merger with Licensor.

                                  ARTICLE IV.
                          GOODWILL IN LICENSED MARKS

         4.1 Licensee agrees that the essence of this Agreement is founded on the goodwill associated with the Licensed Marks and the value of that goodwill in the minds of the consuming public. Licensee agrees that it is critical that such goodwill be protected and enhanced and, toward this end, Licensee shall not do any of the following:

                  a) attach the title or any rights of Licensor on or to the Licensed Marks;

                  b) assert trademark infringement against or otherwise attack the title or any rights of Licensor to use the Licensed Marks in accordance with the reservation of rights set forth herein;

                  c) apply to register or maintain any application or registration of the Licensed Marks or any other mark confusingly similar thereto in any jurisdiction, domestic or foreign;

                  d) use any colorable imitation of any of the Licensed Marks, or any variant form (including variant design forms, logos, colors or typestyles) of the Licensed Marks not specifically approved in advance by Licensor;

                  e) misuse the Licensed Marks;

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                  f) take any action that would bring the Licensed Marks into public disrepute;

                  g) take any action that would tend to destroy or diminish the goodwill in the Licensed Marks; or

                  h) operate its business in any manner which would falsely suggest to the public that any relationship, other than the licensor-licensee relationship arising from this Agreement, exists between Licensee and Licensor.

         4.2 Licensee agrees that all use by Licensee of the Licensed Marks pursuant to the terms of this Agreement inures to the benefit of Licensor.

         4.3 Licensee agrees to cooperate fully with Licensor in securing and maintaining the goodwill of Licensor in the Licensed Marks.

                                  ARTICLE V.
              QUALITY CONTROL; PACKAGING AND ADVERTISING APPROVAL

         5.1 Licensee acknowledges that if the Licensed Uses do not meet the Minimum Quality Requirements, the substantial goodwill which Licensor possesses in the Licensed Marks would be materially impaired. Accordingly, Licensee shall meet the Minimum Quality Requirements for all Licensed Uses. Further to this end, upon reasonable advance written notice to the Licensee, Licensor shall also have the right to inspect the business premises and products and services of Licensee during normal business hours, and Licensee agrees that it shall scrap and not use, sell or otherwise distribute any product that fails to meet the Minimum Quality Requirements, as reasonably determined by Licensor.

         5.2 Licensor shall have the right, upon request, to review for the purpose of conformity to the Minimum Quality Standards, samples, photographs and/or copies of any use of the Licensed Marks in Licensee's product packaging, advertising, manuals, brochures, stationery, business cards, signage and other materials. If Licensor rejects the form of any such usage, it shall notify Licensee of the specific reasons for the rejection, and Licensee shall then make the required changes.

                                  ARTICLE VI.
                         REPRESENTATIONS AND WARRANTIES

         6.1 Licensor. Licensor hereby warrants and represents that it has not entered into any assignments, contracts or other understandings with third parties which would conflict with the rights granted herein.

         6.2 Licensee. Licensee hereby warrants and represents that (a) all Licensed Uses shall be in compliance with all applicable laws, (b) all claims or representations made by or for Licensee about the Licensed Uses shall be true and correct and in compliance with all applicable laws,

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including, without limitation, any rules and regulations regarding false and deceptive advertising practices, and (c) Licensee shall not use Licensed Marks except as provided herein. Licensee agrees to indemnify and hold harmless Licensor, including its affiliates, officers, agents, directors, and employees, against any and all claims, actions, proceedings, expenses, damages and liabilities (including but not limited to any governmental investigations, complaints and actions) and reasonable attorneys' fees, arising out of or in connection with (i) any breach of this Agreement by Licensee, including its representations, warranties and covenants, (ii) the Licensed Uses and any advertising or marketing in connection therewith, (iii) any claim or action for personal injury, death or other cause of action involving product liability claims arising from or relating to the Licensed Uses, (iv) any negligent acts or omissions on Licensee's part, (v) any infringement of any rights of any other person as a result of or arising from the Licensed Uses (exclusive of any infringement actions based solely on Licensee's use of the Licensed Marks), and
(vi) failure of Licensee to comply with applicable laws.

         6.3 Licensee shall promptly notify Licensor of any infringement of, and of any threatened or pending legal action in connection with the Licensed Marks of which Licensee becomes aware. Licensor shall have the first option to assert a cause of action against any party for trademark infringement of the Licensed Marks, and the first option to defend any threatened or pending legal action against Licensee involving Licensee's use of the Licensed Marks. Licensee shall have the right to assert a cause of action on its own behalf for trademark infringement of the Licensed Marks against any third party or to defend any threatened or pending legal action against the Licensee involving Licensee's use of the Licensed Marks if Licensor chooses not to assert or defend such causes of action.

         6.4 In any case of trademark infringement asserted against a third party by the Licensor, the Licensor shall pay all legal fees and keep all monetary awards. If the Licensor fails to assert a cause of action for trademark infringement of the Licensed Marks against a third party and the Licensee does assert such cause of action, the Licensee shall pay all legal fees and keep all monetary awards.

                                 ARTICLE VII.
                              DEFAULT TERMINATION

         7.1 In the event that Licensee becomes insolvent, makes any assignment for the benefit of creditors, or is subject to any bankruptcy or receivership proceedings, or in the event that Licensee otherwise fails to comply with any of its obligations under this Agreement, Licensor may serve on Licensee a notice of default specifying the nature of the default. If the default is not cured within thirty (30) days from service of the notice of default, Licensor may then serve its Notice of Termination, and this Agreement shall be automatically terminated upon service of such Notice of Termination.

         7.2 In the event that Licensee makes use of any of the Licensed Marks in any form or fashion outside the scope of the Licensed Uses, or in any form or fashion that does not meet the Minimum Quality Requirements, Licensor may serve on Licensee a notice of default specifying the nature of the default. If the default is not cured within thirty (30) days from service of the

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notice of default, Licensor may then serve its Notice of Termination, and this
Agreement shall be automatically terminated upon service of such Notice of Termination.

         7.3 Upon the occurrence of any Event of Default (as defined in the Security Agreement), Licensor may serve on Licensee a notice of default specifying the nature of the default. If the default is not cured within thirty
(30) days from service of the notice of default, Licensor may then serve its Notice of Termination, and this Agreement shall be automatically terminated upon service of such Notice of Termination.

                                 ARTICLE VIII.
                             EFFECT OF TERMINATION

         8.1 Upon termination of this Agreement, all licenses and rights granted to Licensee hereunder shall cease and revert back to Licensor, and Licensee shall refrain from further use of the Licensed Marks, as well as any mark or name reasonably deemed by Licensor to be similar to the Licensed Marks or the "Harmon" mark. Licensee acknowledges that failure to comply with this provision will result in immediate and irreparable harm affording injunctive and any and all other appropriate relief to Licensor.

         8.2 Upon termination of this Agreement, Licensee shall not operate its business in any manner which would falsely suggest to the public that this Agreement is still in force or that any relationship exists between Licensee and Licensor.

                                  ARTICLE IX.
                                 MISCELLANEOUS

         9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Licensee, to:

                  CH Holdings, Inc.
                  c/o Cupples Products, Inc.
                  10733 Sunset Office Drive
                  St. Louis, Missouri  63127
                  Attn:  Gregg C. Sage, CEO

                  with a copy to:

                  Lewis, Rice & Fingerssh, L.C.
                  500 North Broadway, Suite 2000
                  St. Louis, Missouri  63102
                  Attn:  John K. Pruellage, Esq.

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                  If to Licensor, to:

                  Apogee Enterprises, Inc.
                  7900 Xerxes Avenue South, Suite 1800
                  Minneapolis, Minnesota  55431-1159
                  Attention:  Robert G. Barbieri, Chief Financial Officer

                  and

                  Apogee Enterprises, Inc.
                  7900 Xerxes Avenue South, Suite 1800
                  Minneapolis, Minnesota  55431-1159
                  Attention:  Martha L. Richards, General Counsel

                  with a copy to:

                  Kaplan, Strangis and Kaplan, P.A.
                  5500 Norwest Center
                  90 South Seventh Street
                  Minneapolis, Minnesota  55402
                  Facsimile No. (612) 375-1143
                  Attention:  David Karan

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given when sent, verification received, and
(iii) if delivered by United States mail, first class postage prepaid, in the manner described above to the address as provided in this section, be deemed given three days after deposited in the United States mail, and (iv) if delivered by overnight courier service, be deemed given one business day after delivery to the overnight courier service with payment provided (in each case regardless of whether such notice is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         9.2 Status of Parties. This Agreement is not intended to create, and shall not be interpreted or construed as creating, a partnership, joint venture, agency, employment, master and servant, or similar relationship between Licensor and Licensee, and no representation to the contrary shall be binding upon Licensor or Licensee.

         9.3 Binding Effect. This Agreement shall be binding upon an and inure to the benefit of Licensor and Licensee and, subject to Section 3 above, to their respective successors, assigns, executors, heirs and personal representatives.

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         9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

         9.5 Consent to Jurisdiction. Each party hereby (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Minnesota and of the United States of America located in the State of Minnesota with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such Minnesota State or Federal court and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts, (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum, (d) consents to service of process upon him, her or it by mailing or delivering such service to the address set forth in Section 9.1 hereof, and (e) agrees that a final judgement in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         9.6 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         9.7 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements between the parties, written or oral, with respect to such subject matter.

         9.8 Amendments. This Agreement may not be amended, modified or rescinded except by a subsequent written agreement specifically making reference to this Agreement and executed by authorized officers of Licensor and Licensee.

         9.9 Headings. Section headings are used only for convenience and shall not be used in construing or interpreting this Agreement.

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         IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year set forth below.

APOGEE ENTERPRISES, INC.


---------------------------------
Date: April 9, 1999
By: Robert G. Barbieri
Title: Vice President, Finance and
       Chief Financial Officer

CH HOLDINGS, INC.


---------------------------------
Date: April 9, 1999
By:
   ------------------------------
Title:
      ---------------------------

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                                                                       EXHIBIT A




                                 LICENSED MARKS
                                 --------------

                                  Harmon, Ltd.
                                     HARMON
                                 Harmon Contract
                            Harmon, Ltd. Corporation
                           Harmon, Ltd., Incorporated
                            Harmon, Ltd. of Minnesota
                              Harmon Contract, Ltd.

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